Calculation of Filing Fee Tables
S-8
First Watch Restaurant Group, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	First Watch Restaurant Group, Inc. 2021 Equity Incentive Plan -- Common Stock, $0.01 par value	Other	3,596,056	$ 16.61	$ 59,730,490.16	0.0001531	$ 9,144.74
Total Offering Amounts:						$ 59,730,490.16		$ 9,144.74
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,144.74
Offering Note
[1]	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the Registrant's common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events. The Proposed Maximum Offering Price per Unit of $16.61 is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high ($17.17) and low ($16.04) prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on August 1, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A